Exhibit 99.1

Chesapeake Corporation Announces Keith Gilchrist
to Resign as a Director

Richmond, Va. -- Chesapeake Corporation (NYSE:CSK) today announced that its board of directors has accepted the resignation of Keith Gilchrist, executive vice president and chief operating officer of the corporation, effective as of December 31, 2005. Gilchrist's resignation as a director is concurrent with his previously announced retirement as an officer and employee and consistent with the corporation's practice that retired executives should not serve on the corporation's board of directors.

"Keith Gilchrist's long and intimate experience with the European paperboard packaging and printing industry has been a most valuable asset to Chesapeake's board of directors," said Sir David Fell, chairman of the board of directors. "We have been fortunate also to have had the benefit of Keith's U.K. public company experience, and we wish him the best in his well-deserved retirement."

Gilchrist was first elected to the corporation's board of directors in 2002. He has served as executive vice president and chief operating officer of the corporation since September 2001. He joined Chesapeake in 1999 with the acquisition of Field Group plc by Chesapeake. Gilchrist previously served as chief executive of Field Group.

Chesapeake Corporation is a leading international supplier of value-added specialty paperboard and plastic packaging with headquarters in Richmond, Va. The company is one of Europe's premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets. Chesapeake has more than 50 locations in Europe, North America, Africa and Asia and employs approximately 6,400 people worldwide.